UBS 2017 MLP One-on-One Conference January 10 and 11, 2017 Exhibit 99.1

Forward-Looking Statements 2 Statements contained in this presentation that state management’s expectations or predictions of the future are forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this presentation. These forward-looking statements can generally be identified by the words "anticipates," "believes," "expects," "plans," "intends," "estimates," "forecasts," "budgets," "projects," "could," "should," "may" and similar expressions. These statements reflect our current views with regard to future events and are subject to various risks, uncertainties and assumptions. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see NuStar Energy L.P.’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC and available on NuStar’s website at www.nustarenergy.com. We use financial measures in this presentation that are not calculated in accordance with generally accepted accounting principles (“non-GAAP”) and our reconciliations of non-GAAP financial measures to GAAP financial measures are located in the appendix to this presentation. These non-GAAP financial measures should not be considered an alternative to GAAP financial measures.

NuStar Overview

Two Publicly Traded Companies 4 G.P. Interest in NS IPO Date: 4/16/2001 ~13% Common L.P. Interest in NS Common Unit Price (1/5/17): $52.43 Incentive Distribution Rights in NS (IDR) Annualized Distribution/Common Unit: $4.38 ~13% NS Distribution Take Yield (1/5/17): 8.4% IPO Date: 7/19/2006 Market Capitalization: $4.1 billion Unit Price (1/5/17): $29.75 Enterprise Value: $7.2 billion Annualized Distribution/Unit: $2.18 Credit Ratings Yield (1/5/17): 7.3% Moody's: Ba1/Stable Market Capitalization: $1.3 billion S&P: BB+/Stable Enterprise Value: $1.3 billion Fitch: BB/Stable NYSE: NSH NYSE: NS William E. Greehey 9.0 million NSH Units 21.0% Membership Interest Public Unitholders 68.3 million Common 9.1 million Preferred Other Public Unitholders 33.9 million NSH Units 79.0% Membership Interest

Large and Diverse Geographic Footprint with Assets in Key Locations Assets:  79 terminals  ~95 million barrels of storage capacity  ~8,700 miles of crude oil and refined product pipelines Corpus Christi, TX – Destination for South Texas Crude Oil Pipeline System St. James, LA – 9.9MM bbls Pt. Tupper, Nova Scotia – 7.8MM bbls Linden, NJ – 4.6MM bbls St. Eustatius – 14.4MM bbls 3.8MM bbls 5

… and in 2016 (through 12/31/16) Returns  NuStar Energy L.P. 37.6%  NuStar GP Holdings, LLC 51.2%  Alerian MLP Index 18.3%  S&P 500 12.0% NuStar Has Outperformed the Alerian Since the Beginning of the Crude Downturn… 6 (% change) Total Return as of 1/5/17 -80.0% -60.0% -40.0% -20.0% 0.0% 20.0% NS AMZ Crude

Our 2016 Accomplishments in the Face of Challenges  We succeeded during the year by leveraging our strengths  Diverse assets: type (pipelines and terminals), market (refined products and crude) and geography  Disciplined financial management  Operational excellence  Efficient project management  In 2016, we:  Expect to deploy $253 to $273 million of strategic capital  Re-contracted 9.5MMBbls in St. Eustatius at higher rates  Reactivated 2.5MMBbls of products storage in Piney Point  Implemented new At-the-Market (ATM) unit issuance program  Issued $226.5 million of 8.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units  Closed on the purchase of terminals with 1.2MMBbls of storage and associated dock assets  Continued to be ranked as one of the best places to work by Fortune magazine  Our continued strong distribution coverage and solid earnings, even in the face of an industry downturn of historic proportions, demonstrates the resiliency and strength of our business model and our strategic direction 7

Resilient and Strong Core Operations, No Matter the Price of a Barrel of Crude 8 20 30 40 50 60 70 80 90 100 110 0.7 0.8 0.9 1 1.1 1.2 1.3 7/1/2014 2/1/2015 9/1/2015 4/1/2016 C ru d e P ri c e C o v e ra g e R a ti o NS Coverage Ratio Price of Crude One-Times  Although valuations of some MLPs have de-coupled from crude prices – we still believe that our valuation does not yet reflect our solid financial results, stable cash flow and overall stability and strength of our business  Total unitholder return since recent low on January 20, 2016 +119%2, however still down -8%2 from the 2015 high on April 30, 2015. Coverage Ratio1 (Trailing Twelve Months) vs Price of Crude (July 2014 – September 2016) 2 – Total unitholder returns as of January 5, 2017. 1.07x 0.98x 1.04x 1.12x 1.12x 1.11x 1.08x 1.12x 1.08x 3Q-16 3Q-14 4Q-14 1Q-15 2Q-15 3Q-15 4Q-15 1Q-16 2Q-16 1 – Please see slides 33-35 for reconciliations of non-GAAP financial measures to their most directly comparable GAAP measure

Percentage of Expected 2016 Annual Segment EBITDA  Refined Product Pipelines  Crude Oil Pipelines  Ammonia Pipeline  Refined Product Terminals  Crude Oil Storage Fuels Marketing: 2%  Refined Products Marketing, Bunkering and Crude & Fuel Oil Trading Majority of Segment EBITDA Generated by Fee-Based Pipeline and Storage Segments  Pipeline and Storage segments expected to account for about 98% of 2016 annual segment EBITDA Storage: 49% Pipeline: 49% 9 49% 49%

Guidance Summary 10 2016 Annual Guidance 4th Quarter 2016 Guidance 2017 Annual Guidance Pipeline Segment EBITDA1 $325 - $345 million Lower than 4Q 2015 Storage Segment EBITDA1 $330 - $350 million Lower than 4Q 2015 Fuels Marketing Segment EBITDA1 $5 - $10 million Slightly higher than 4Q15 Annual EBITDA1 $600 - $650 million General and Administrative Expenses $100 - $110 million Reliability Capital Spending $35 - $45 million $35 - $55 million Strategic Capital Spending $160 - $180 million internal growth plus net $93 million for Martin Acquisition $530 - $550 million Earnings Per Unit2 ($0.30) – ($0.40) per unit 1 - Please see slides 33-35 for reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures 2 - NuStar expects to record a non-cash charge of approximately $60 million during the 4th quarter of 2016 to adjust the carrying value of the Axeon term loan. As a result of this charge, we expect to report a loss for the 4th quarter. See slide 16 for further discussion. * see yellow highlight for revision

Building on Our Strengths - Stable, Diversified Business Foundation for Future Growth

NuStar

- Contracted fee-based storage and pipeline assets provide stable cash flows
  - Storage terminals effectively full
  - ~75% of pipeline revenues are demand-pull - based on refinery/fertilizer plant feedstock supply or refinery production delivery
  - ~25% of pipeline revenues are Eagle Ford volumes to area refineries or Corpus Christi, TX docks
- ~95% of tariffs are FERC-based, which are adjusted annually for inflation
- Diverse and high-quality customer base composed of large integrated oil companies, national oil companies and refiners

Storage Lease Utilization


~95% of
Leasable
Storage
Effectively
Full

Pipeline Revenue – Contract[1] %


~95%
Committe
d¹

1 – ~95% committed through take or pay contracts or through structural exclusivity (uncommitted lines serving refinery customers with no competition)

11

TexStar Acquisition On Track for $253 to $273 Million of Strategic Spending in 2016 and Expect $530 to $550 Million of Strategic Spending in 2017 (Dollars in Millions) $374 $302 $328 $288 $160 to $180 $530 to $550 $316 $143 $93 $0 $100 $200 $300 $400 $500 $600 $700 $800 2012 2013 2014 2015 2016 Forecast 2017 Forecast Internal Growth and Other Acquisitions $253 to $273  2016 Total Capital Spending, which includes Reliability Capital, is expected to be in the range of $288 to $318 million  2017 Total Capital Spending, which includes Reliability Capital, is expected to be in the range of $565 to $605 million 12 2012 to 2017 Average Internal Growth Spend $334 Million per Year Linden JV Acquisition Martin Terminal Acquisition $690 $431

Pursuing Pipeline and Storage Opportunities

NuStar



Canada
Mexico
West Coast Terminal Expansions
Construction of ~260M bbls of New Storage in the Central East
Terminal Expansion Opportunities in the Northeast
Linden Terminal Expansion
Expansion of Ammonia Pipeline System
Expansion of our South Texas Crude Oil & Refined Product Pipeline Systems
Construction of ~750M bbls of New Storage at St. James
Further Expansion of our St. James Terminal
Project to Transport LPGs and Refined Products from the U.S. into Northern Mexico
St. Eustatius Optimization Project

Included in 2016 & 2017 Spending Guidance

Currently Evaluating

Strategic Growth Opportunities:

- $1.0 to $1.5 billion[1]
- Focused on developing synergistic, high-return projects

1 – capital spending time horizon is next one to three years.

13

No Debt Maturities until 2018 (LTD Maturity Profile as of September 30, 2016, Dollars in Millions)  Long-term Debt structure 55% fixed rate – 45% variable rate Callable in 2018, but final maturity in 2043 14 $992 $350 $450 $300 $250 $365 $403 $43 $0 $250 $500 $750 $1,000 $1,250 2015 2016 2017 2018 2019 2020 2021 2022 2038- 2041 Receivables Financing Sub Notes GO Zone Financing Senior Unsecured Notes Revolver $796

NuStar Energy Recently Issued $226.5 Million of Perpetual Preferred Equity 15  On November 25, 2016, NuStar Energy issued 8 million 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Preferred Units”) at a price of $25 per unit  Net proceeds of approximately $193 million were received  Underwriters were granted a 30-day option to purchase up to an additional 1.2 million units  On December 9, 2016, the underwriters exercised their option and purchased an additional 1.1 million Preferred Units  Net proceeds of approximately $26 million were received  Units are callable at $25 par value on or after December 15, 2021  During non-call period the coupon on units is fixed at 8.50%  On December 15, 2021 the coupon converts to a floating rate of three-month LIBOR plus 6.766%  Issuance recorded as equity on NuStar’s balance sheet  Receives 100% equity credit from Moody’s and 50% equity credit from S&P and Fitch  Coupon/cost associated with preferred equity was significantly lower than the cost of issuing NuStar common equity  All-in cost associated with NuStar common equity on November 17, 2016 was around 12%  Annual savings of approximately $8 million realized by issuing preferred versus common equity

Axeon Term Loan Update 16  The owners of Axeon have informed us that they have entered into an agreement to sell Axeon’s retail asphalt sales and distribution business  Axeon expects to close its transaction by the end of the 2nd quarter of 2017  At such time as the Axeon transaction is closed, we expect to receive a $110 million cash payment to settle and terminate the Axeon Term Loan, which has a current outstanding principal balance of $190 million and would otherwise have matured in September 2019  After closing of Axeon’s transaction, we will no longer be obligated to provide credit support to Axeon  NuStar is currently obligated to provide credit support up to $125 million via guarantees, letters of credit and cash collateral as applicable  Under the current agreement, our credit support obligation will be reduced to $100 million on February 26, 2017  NuStar intends to use the cash received from Axeon for general partnership purposes, including the funding of future capital expenditures and to repay amounts outstanding under its revolving credit agreement  The carrying value of the term loan on NuStar’s balance sheet is approximately $170 million  During the 4th quarter, NuStar expects to record a charge of approximately $60 million to reduce the carrying value of the Axeon term loan to $110 million as of December 31, 2016

Pipeline Segment

18  2016 segment EBITDA should be lower than 2015 as we expect increased volumes on our refined product pipelines to be offset by lower projected Eagle Ford crude volumes. Pipeline Segment Overview Pipeline Segment EBITDA1 ($ in millions) Pipeline Receipts by Commodity TTM as of 9/30/16 *Other includes ammonia, jet fuel, propane, naphtha and light-end refined products 1 – Please see slides 33-35 for reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures $186 $190 $199 $198 $211 $277 $323 $355 $325 to $345 2008 2009 2010 2011 2012 2013 2014 2015 2016 Forecast Crude 42% Gasoline 31% Distillate 17% Other 10%

Throughputs in NuStar’s South Texas Crude Oil Pipeline System 19 South Texas Crude Oil Pipeline System:  2016 and 2017 guidance at contractual minimums (133.5 Mbpd), upside potential with a crude oil price recovery  For 2016, we expect to receive revenues in excess of actual shipped throughput volumes  Throughput and deficiency agreements with strong, credit-worthy, investment grade customers  Earliest renewal in 3Q 2018 (2-7 years remaining on all contracts) 168 179 218 255 270 290 272 263 238 207 190 188 112 120 149 173 179 190 193 175 161 131 131 133 100 200 300 4Q 2013 Actual 1Q 2014 Actual (Corpus Dock) 2Q 2014 Actual (Phase 1) 3Q 2014 Actual 4Q 2014 Actual 1Q 2015 Actual (Phase 2) 2Q 2015 Actual 3Q 2015 Actual 4Q 2015 Actual 1Q 2016 Actual 2Q 2016 Actual 2016 and 2017 Estimates Total Eagle Ford Throughputs - Avg. Daily Throughputs (MBPD), Includes South Texas Crude Oil Pipeline System Throughputs South Texas Crude Oil Pipeline System Throughputs into our Corpus Christi North Beach Terminal - Avg. Daily Throughputs (MBPD) 2016 and 2017 aaEstimates

NuStar’s South Texas Crude Oil Pipeline Presence 20 Choke Canyon PL – 12” Pettus South – 10” Pawnee to Oakville PL – 12” Three Rivers Supply – 12” Corpus-Odem-3R – 8” Oakville to Corpus – 16” Second Phase of Expansion – 12”

Working with Pemex to Develop Project to Transport LPGs and Refined Products from the U.S. Into Northern Mexico 21  Delays due to organizational changes within Pemex  Originally planned $125 million spend in 2016. Due to project delay, spending expected to take place in 2017 and 2018

NuStar Expanding Mid-Continent Pipeline and Terminal Network  Several projects have been completed or are under development with a key customer to increase distillate and propane supply throughout the Upper Midwest for an investment of approximately $80 million  Capital investments to be backed by long- term agreements  Propane supply projects complete and in service  Construction on remaining projects should be completed by the fourth quarter of 2017 22

Storage Segment

 2016 segment EBITDA expected to benefit from higher renewal rates and increased utilization, which may be partially offset by lower expected Eagle Ford throughput volumes into our Corpus Christi North Beach Terminal as a result of decreased Eagle Ford shale production  2017 storage results expected to benefit from higher renewal rates recently negotiated at some of our terminals and the recent Martin terminal acquisition 1 – Please see slides 33-35 for reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures Storage Segment EBITDA1 ($ in millions) 24 Storage Segment Overview * * adjusted $208 $242 $256 $279 $287 $277 $287 $335 $330 to $350 2008 2009 2010 2011 2012 2013 2014 2015 2016 Forecast

25 Building Our Strategic Alliances in Europe For Future Growth  As the European market changes, we continue to expand on strategic alliances with our current customers to drive growth through:  Working on a long-term agreement with customer at Grays to provide terminaling for all of their Southeast England throughput  The agreement will require facility upgrades including enhanced jetty capabilities, a vapor recovery unit and pipeline upgrades  Developing alliance with a customer for larger throughput position at Eastham and Grays  Discussions continue to increase customer’s fuel business in Grays  Exploring opportunities to take advantage of a customer’s recent refinery acquisition in Southern Ireland, which will increase the supply of gasoline necessary to blend and distribute out of Amsterdam  We are working with a customer to manage their gasoline blending program and throughputs  We should be able to solidify our customer’s position in our terminal and allow us to use for a growth platform Clydebank Belfast Eastham Runcorn Grays Amsterdam Grangemouth Netherlands United Kingdom

26  Acquiring control of the Linden Terminal in 2015 has freed us to develop opportunities that will increase our capability to serve the New York Harbor (NYH), which is one of the largest trading hubs of refined product in the world  NYH storage demand continues to be strong and our terminal has been 100% utilized for over 12 years with the exception of periods for inspections and maintenance  We continue to receive inquires for storage, but due to an approximately 18-month permitting and construction process, it is difficult to secure customer commitments so far in advance  Currently, we plan to construct 500MBbls of new storage at a cost of about $50 million (included in 2017 spending guidance provided) We Are Exploring Expansion in the New York Harbor

 Piney Point Terminal  5.4 million-barrel storage facility located in Piney Point, Maryland, along the Potomac River  Primary storage capabilities include gasoline, distillates and other clean products  Reactivated due to favorable market economics  Signed up storage commitments for 2.5 million barrels  Contract allows customer to take advantage of the contango market structure  First delivery of 189,000 barrels of ULSD arrived on April 21, 2016  2.5 million barrels (above) includes additional 650,000 barrels effective January 2017 27 Piney Point Terminal Back in Service

28 Majority of St. Eustatius Terminal Tankage Recently Leased through 1st Quarter of 2020  St. Eustatius Terminal  14.4 million-barrel storage facility located on the island of St. Eustatius in the Caribbean  Primary storage capabilities include crude oil and fuel oil (as well as other refined products)  Can accommodate ULCCs (ultra large crude carriers)  Recently re-contracted 9.5 million barrels of storage  Contract renewal (and additional leased barrels) effective in first quarter 2017, with a three-year lease term  Favorable renewal rates achieved due to current market conditions  Expect to spend approximately $100 million on facility enhancements; strategic capital spending to take place in 2016 and 2017 28

We Are Adapting to Market Flows: Renewables Opportunities on the West Coast  The West Coast: In a mature fuel supply market, biofuels provide opportunities for growth  Low carbon initiatives on the West Coast (e.g. California’s Low Carbon Fuel Standard) promote the use of biofuels  We currently offer ethanol storage and blending at Selby, Stockton, Portland and Tacoma  We are pursuing projects to expand ethanol export capabilities at Stockton and add ethanol blending in Vancouver  Projects in development to add or expand biodiesel and/or renewable diesel at Stockton, Selby, Portland and Tacoma 29

30  Martin Midstream terminal assets  1.15 million barrels of storage (900,000 barrels of crude and 250,000 barrels of refined product storage), located in Corpus Christi, Texas  Terminals have direct connectivity to Eagle Ford production through connection to the Harvest Pipeline, a six-bay truck rack and access to two deep-water crude oil docks  Terminals located on 25 acres with expansion opportunities  Synergies and Economics  Terminals and docks located adjacent to our existing Corpus Christi North Beach Terminal  Minimum volume contract in place through November 2017  Expect a positive renewal outcome with existing customer, which is a current NuStar customer in Corpus Christi  Construction on Port of Corpus Christi’s new state-of-the-art dock (which will be adjacent to our own existing docks upon completion) is expected to be completed in the second half of 2017  New dock will provide capability for larger vessels and increased volumes  Scheduling synergies with our existing docks  We paid $93 million, net for these assets, generating a seven-times EBITDA multiple based on an annual average EBITDA1 estimate of ~$13.5 million  Closed on acquisition on December 21, 2016 Recently Closed Corpus Christi Terminal Acquisition from Martin Midstream 1 – Please see slides 33-35 for explanation of non-GAAP financial measures

Appendix

Capital Structure after Perpetual Preferred Equity Issuance ($ in Millions) As of September 30, 2016 Actual As Adjusted (Unaudited) $1.5 billion Credit Facility $992 $773 NuStar Logistics Notes (4.75%) 250 250 NuStar Logistics Notes (4.80%) 450 450 NuStar Logistics Notes (6.75%) 300 300 NuStar Logistics Notes (7.65%) 350 350 NuStar Logistics Sub Notes (7.625%) 403 403 GO Zone Bonds 365 365 Receivables Financing 43 43 Short-term Debt 7 7 Total Debt $3,160 $2,941 Total Partners’ Equity 1,470 1,689 Total Capitalization $4,630 $4,630  Availability under $1.5 billion Credit Facility (as of September 30, 2016): ~$492 million  $992 million in borrowings and $16 million in Letters of Credit outstanding  Debt to EBITDA1 calculation per Credit Facility of 4.6x (as of September 30, 2016)  Net proceeds of $219 million from the perpetual preferred equity issuance were used to reduce the $1.5 billion Credit Facility balance in the “As Adjusted” column 32 1 – Please see slides 33-35 for reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures

Reconciliation of Non-GAAP Financial Information

NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership's assets and the cash the business is generating and (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions.

Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses a distribution coverage ratio, which is calculated based on DCF, as the metric for determining the company-wide bonus and the vesting of performance units awarded to management as our board of directors believes DCF appropriately aligns management's interest with our unitholders' interest in increasing distributions in a prudent manner. DCF is a widely accepted financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.

None of these financial measures are presented as an alternative to net income, or for any period presented reflecting discontinued operations, income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP. For purposes of segment reporting, we do not allocate general and administrative expenses to our reported operating segments because those expenses relate primarily to the overall management at the entity level. Therefore, EBITDA reflected in the segment reconciliations exclude any allocation of general and administrative expenses consistent with our policy for determining segmental operating income, the most directly comparable GAAP measure.

This presentation includes forecasted EBITDA for assets we acquired from Martin Midstream Partners L.P. This is a non-GAAP financial measure. Forecasted EBITDA is based on the partnership's projections for the assets acquired. Forecasted EBITDA is included to help facilitate comparisons of operating performance of the partnership with other companies in our industry, as well as help facilitate an assessment of our assets' projected ability to generate sufficient cash flow to make distributions to our partners. We are unable to present a reconciliation of forecasted EBITDA to net income because certain elements of net income, including interest, depreciation and taxes, are not available. Together, these items generally result in EBITDA being significantly greater than net income.

The following is a reconciliation of operating income to EBITDA for the pipeline segment (in thousands of dollars):

	Year Ended December 31,							
	2008	2009	2010	2011	2012	2013	2014	2015
Operating income	$ 135,086	$ 139,869	$ 148,571	$ 146,403	$ 158,590	$ 208,293	$ 245,233	$ 270,349
Plus depreciation and amortization expense	50,749	50,528	50,617	51,165	52,878	68,871	77,691	84,951
EBITDA	$ 185,835	$ 190,397	$ 199,188	$ 197,568	$ 211,468	$ 277,164	$ 322,924	$ 355,300

The following is a reconciliation of operating income (loss) to EBITDA for the storage segment (in thousands of dollars):

	Year Ended December 31,							
	2008	2009	2010	2011	2012	2013	2014	2015
Operating income (loss)	$ 141,079	$ 171,245	$ 178,947	$ 196,508	$ 198,842	$ (127,484)	$ 183,104	$ 217,818
Plus depreciation and amortization expense	66,706	70,888	77,071	82,921	88,217	99,868	103,848	116,768
EBITDA	$ 207,785	$ 242,133	$ 256,018	$ 279,429	$ 287,059	$ (27,616)	$ 286,952	$ 334,586
Impact from non-cash goodwill impairment charges						304,453		
Adjusted EBITDA						$ 276,837		

33

Reconciliation of Non-GAAP Financial Information (continued)

The following is a reconciliation of projected operating income to projected EBITDA for the year ended December 31, 2016 (in thousands of dollars):

	Pipeline Segment	Storage Segment	Fuels Marketing Segment
Projected operating income	$ 240,000 - 255,000	$ 215,000 - 230,000	$ 5,000 - 10,000
Plus projected depreciation and amortization expense	85,000 - 90,000	115,000 - 120,000	-
Projected EBITDA	$ 325,000 - 345,000	$ 330,000 - 350,000	$ 5,000 - 10,000

The following is a reconciliation of projected net income to projected EBITDA (in thousands of dollars):

	Year Ended December 31, 2017
Projected net income	$ 200,000 - 230,000
Projected interest expense, net	160,000 - 165,000
Projected income tax expense	10,000 - 15,000
Projected depreciation and amortization expense	230,000 - 240,000
Projected EBITDA	$ 600,000 - 650,000

The following is the non-GAAP reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our $1.5 billion five-year revolving credit agreement (the Revolving Credit Agreement) (in thousands of dollars, except ratio data):

	For the Four Quarters Ended September 30, 2016
Net income	$ 220,539
Interest expense, net	136,933
Income tax expense	14,208
Depreciation and amortization expense	213,426
EBITDA	585,106
Other expense	80
Mark-to-market impact on hedge transactions (a)	5,372
Material project adjustments (b)	5,890
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$ 596,448
Total consolidated debt	$ 3,160,386
NuStar Logistics' 7.625% fixed-to-floating rate subordinated notes	(402,500)
Proceeds held in escrow associated with the Gulf Opportunity Zone Revenue Bonds	(41,922)
Consolidated Debt, as defined in the Revolving Credit Agreement	$ 2,715,964
Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	4.6x

(a) This adjustment represents the unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in net income when the contracts are settled.

(b) This adjustment represents the percentage of the projected Consolidated EBITDA attributable to any Material Project, as defined in the Revolving Credit Agreement, based on the current completion percentage.

34

Reconciliation of Non-GAAP Financial Information (continued)

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and DCF from continuing operations (in thousands of dollars, except ratio data):

	For the Twelve Months Ended								
	Sept. 30, 2014	Dec. 31, 2014	Mar. 31, 2015	Jun. 30, 2015	Sept. 30, 2015	Dec. 31, 2015	Mar. 31, 2016	Jun. 30, 2016	Sept. 30, 2016
Income from continuing operations	$ (116,202)	$ 214,169	$ 298,298	$ 295,436	$ 301,335	$ 305,946	$ 236,222	$ 234,414	$ 220,539
Interest expense, net	132,208	131,226	129,901	129,603	130,044	131,868	133,954	135,359	136,933
Income tax expense	14,983	10,801	9,071	10,310	10,281	14,712	15,195	16,361	14,208
Depreciation and amortization expense	188,570	191,708	197,935	202,764	206,466	210,210	210,895	211,781	213,426
EBITDA from continuing operations	$ 219,559	$ 547,904	$ 635,205	$ 638,113	$ 648,126	$ 662,736	$ 596,266	$ 597,915	$ 585,106
Equity in losses (earnings) of joint ventures	11,604	(4,796)	(9,102)	(5,808)	(3,059)	-	-	-	-
Interest expense, net	(132,208)	(131,226)	(129,901)	(129,603)	(130,044)	(131,868)	(133,954)	(135,359)	(136,933)
Reliability capital expenditures	(29,862)	(28,635)	(30,674)	(29,464)	(32,439)	(40,002)	(39,221)	(44,497)	(43,770)
Income tax expense	(14,983)	(10,801)	(9,071)	(10,310)	(10,281)	(14,712)	(15,195)	(16,361)	(14,208)
Distributions from joint venture	8,048	7,587	7,721	6,993	4,208	2,500	-	-	-
Mark-to-market impact of hedge transactions (a)	(90)	6,125	4,991	(261)	(132)	(5,651)	152	4,474	5,372
Unit-based compensation (b)	-	-	-	-	-	-	1,086	2,208	3,499
Other items (c)	323,764	19,732	(34,471)	(36,351)	(41,628)	(44,032)	10,110	11,518	19,185
DCF from continuing operations	$ 385,832	$ 405,890	$ 434,698	$ 433,309	$ 434,751	$ 428,971	$ 419,244	$ 419,898	$ 418,251
Less DCF from continuing operations available to general partner	51,064	51,064	51,064	51,064	51,064	51,064	51,064	51,064	51,164
DCF from continuing operations available to limited partners	$ 334,768	$ 354,826	$ 383,634	$ 382,245	$ 383,687	$ 377,907	$ 368,180	$ 368,834	$ 367,087
Distributions applicable to limited partners	$ 341,140	$ 341,140	$ 341,140	$ 341,140	$ 341,140	$ 341,140	$ 341,140	$ 341,140	$ 341,798
Distribution coverage ratio (d)	0.98x	1.04x	1.12x	1.12x	1.12x	1.11x	1.08x	1.08x	1.07x

(a) DCF from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF from continuing operations when the contracts are settled.

(b) In connection with the employee transfer from NuStar GP, LLC on March 1, 2016, we assumed obligations related to awards issued under a long-term incentive plan, and we intend to satisfy the vestings of equity-classified awards with the issuance of our units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.

(c) Other items mainly consist of (i) adjustments for throughput deficiency payments and construction reimbursements for all periods presented, (ii) a $56.3 million non-cash gain associated with the Linden terminal acquisition on January 2, 2015 included in other income in our statements of income and (iii) a non-cash goodwill impairment charge totaling $304.5 million in the fourth quarter of 2013.

(d) Distribution coverage ratio is calculated by dividing DCF from continuing operations available to limited partners by distributions applicable to limited partners.

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